For more information, contact:	Exhibit 99.1
Robyn B. Mabe, Chief Financial Officer
(540) 345-3195

WESTERN SIZZLIN STOCKHOLDERS

ELECT DIRECTORS AND APPROVE STOCK OPTION PLAN

Annual meeting includes management’s discussion of strategic initiatives

                ROANOKE, Va. (June 24, 2005) ---Western Sizzlin Corporation (OTCBB: WSZZ) today announced that at its annual meeting of stockholders held June 22, 2005, the stockholders re-elected to its Board of Directors Messers. Paul C. Schorr, A. Jones Yorke, J. Alan Cowart, Thomas M. Hontzas, Jesse M. Harrington, Pat Vezertzis, Titus W. Greene, Roger D. Sack and Stanley L. Bozeman, Jr. Each Director will serve a one-year term, or until his successor is elected and qualified. W.E. Proffitt, previously a Director, did not stand for re-election. Stockholders also approved a new Stock Option Plan.

                Following the formal corporate business portion of the annual stockholders’ meeting, Company management made public presentations of several new initiatives designed to enhance the performance of both Company-owned operations and franchisee-owned stores.

                 Two Company-owned restaurants, both located in Northern Virginia, are scheduled for major remodeling in 2005, with an estimated capital expenditure projection of $885,000.  Other Company-owned locations will receive minor upgrading.  Total capital expenditures for 2005 on these remodeling efforts are expected to be approximately $1 million. “It is our expectation that upgrading our long-standing Company-owned stores with a 21st century look and feel will make the dining experience that much more exciting and pleasurable for our guests,” said Chief Executive Officer James Verney. “We anticipate that remodeled restaurants will experience increased sales as a result,” said Verney. Along with this effort, the Company will operate the remodeled Company-owned stores under the “Great American Buffet” name.

                This effort to upgrade Company-owned stores is paired with the Company’s efforts to assist franchisees in upgrading their restaurants. Jerry Plunkett, Western Sizzlin’s Manager of Franchise Relations, remarked that franchised stores that remodeled in the last four years experienced average store sales 50 percent higher than the group of franchisees that have yet to remodel.

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WESTERN SIZZLIN STOCKHOLDERS…ADD 1

Mr. Verney also summarized additional Company strategic goals, which include: an effort to re-emphasize and update the Company’s consumer research; the development of prototypes for Western Sizzlin and Great American Restaurant formats to include a prototype Western Sizzlin store with approximately 8,300 square feet (283 seats), a Great American Buffet model with approximately 12,600 square feet (350 seats) and a smaller, 6,000 square foot Western Sizzlin model; standardizing operating specifications of both Western Sizzlin and Great American concepts; opening a Company-owned Western Sizzlin restaurant, likely in High Point, North Carolina, to test the smaller physical location and with an abbreviated menu stressing quality over quantity of choices and a target guest check average of $10; recruiting new franchisees for the further development of the Company’s franchise support system; examining a new form of “fast casual” steak restaurant; and improving the business models for the existing Western Sizzlin and Great American Buffet concepts in hopes of reducing prime costs (e.g., labor, food and operating expenses) by up to 300 basis points.

                Mr. Verney and Mr. Plunkett noted that franchisees had opened two Western Sizzlin restaurants in 2005 and that one additional franchisee opening is expected this year.  At this time the Company expects at least one franchised Western Sizzlin to open in 2006.

                Finally, the Company announced that its 2005 National Convention will convene August 29 – 31st, 2005, in Orlando, Florida.

Western Sizzlin Corporation operates and franchises a total of 150 units in 20 states as of June 24, 2005 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, and Quincy Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA  24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

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